Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE – (CUSIP 33610A209)
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Extends Deadline to Submit Consent
in the Consent Solicitation of First Preferred Capital Trust IV

St. Louis, Missouri, November 19, 2010.  First Banks, Inc. (the “Company”), the holder of 100% of the outstanding common stock of First Preferred Capital Trust IV (NYSE “FBSPrA”) (the “Trust”), announced today that it has extended its consent solicitation relating to the Trust and amendments to: (a) the Indenture, dated April 1, 2003, relating to the 8.15% Subordinated Debentures due 2033 issued by the Company to the Trust; (b) the Amended and Restated Trust Agreement, dated April 1, 2003, relating to the Trust; and (c) the Preferred Securities Guarantee, dated April 1, 2003, relating to the 8.15% cumulative trust preferred securities of the Trust. The consent solicitation commenced on October 15, 2010.
The consent solicitation was previously scheduled to expire on November 19, 2010 at 5:00 p.m., New York City time and has been extended until January 21, 2011, 5:00 p.m. New York City time, in order to give the holders of the Trust’s trust preferred securities adequate time and opportunity to evaluate the proposed amendments and submit their response.  As of the time of this release, holders of approximately 663,000 of the 1,840,000 outstanding trust preferred securities of the Trust, representing over 36%, have responded to the solicitation, and of the total amount, nearly 73% have approved the consent.  Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We are pleased with the response that we have received so far to the consent solicitation.  Clearly, many holders have recognized that the proposed amendments provide an important opportunity to improve the capital position of the Company.  However, an extension is necessary to ensure that all holders have adequate time to consider the proposed amendments and to provide a response. We thank all holders for their support of the Company’s efforts to improve its capital position and encourage any holder who has not responded to the solicitation to do so.”

As discussed in the Consent Solicitation Statement, dated October 15, 2010, the Company is reviewing possible capital alternatives; however, the terms of any such alternatives have not yet been determined.  In the event any such alternatives involve an exchange offer to holders of the trust preferred securities, such offer would only be made by means of a prospectus and any such holder would have the choice as to whether or not to participate.  This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of any offer to buy, nor shall there be any sale of the Company’s securities.

About First Banks
First Banks had assets of $7.89 billion at September 30, 2010 and currently operates 154 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

Important Additional Information
In connection with the consent solicitation, on October 18, 2010, the Company filed a Consent Solicitation Statement, dated October 15, 2010, with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 99.1 to a Current Report on Form 8-K, and on October 18, 2010, mailed the Consent Solicitation Statement and Letter of Consent to each holder entitled to consent to the proposed amendments.  Holders are urged to read the Consent Solicitation Statement, the Letter of Consent and any supplements or other relevant documents when they become available because they contain important information. The Consent Solicitation Statement, supplements and other documents (when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents may also be obtained free of charge from the D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 (Banks and Brokerage Firms, Please Call:  (212) 269-5550; All Others Call Toll-free:  (800) 290-6426).

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the consent solicitation. Information regarding the interests of the directors and executive officers of the Company in the solicitation is more specifically set forth in the Consent Solicitation Statement.